Exhibit 10.1

BIRD RIDES, INC.

December 22, 2021

Yibo Ling

Dear Yibo,

As you know, on May 11, 2021, Bird Rides, Inc., a Delaware corporation (the “Company”) entered into that certain Business Combination Agreement, by and among the Company and certain parties thereto, pursuant to which, after a series of transactions, the Company became a wholly owned subsidiary of Bird Global, Inc., a Delaware corporation (“Holdings”) (the “Business Combination”).

You are receiving this letter (this “Letter”) because, in connection with the closing of the Business Combination (the “Closing”) on November 4, 2021 (the “Closing Date”) and in consideration of your continued employment with the Company through and following the Closing, effective as of the Closing Date, the Company and you desire to amend (i) that certain offer letter by and between you and the Company, dated as of September 28, 2018 (the “Offer Letter”); and (ii) your Options (as defined below), in each case, as follows:

1.    Work Location. You will work remotely from a location of your choosing, subject to any reasonable and necessary business travel. At the time of this Letter, you are a resident of the State of Washington.

2.    Equity Awards.

a.    Prior Option Grants. As you know, you have previously been granted options to purchase shares of Company common stock, as set forth on Exhibit A hereto (the “Options”), pursuant to the Company’s 2017 Stock Plan (as amended, the “2017 Plan”) and applicable Option award agreements between you and the Company evidencing the grant of such Options (the “Option Agreements”). Notwithstanding anything to the contrary contained in the Option Agreements or in the 2017 Plan, effective as of the Closing Date:

(i)    if a “change of control” (as defined in the 2017 Plan, a “2017 Plan Change in Control”) of Holdings occurs during the one-year period following the Closing, the Eligible CIC Option Shares (as defined on Exhibit A hereto) shall (to the extent then-unvested) fully vest and (as applicable) become exercisable on an accelerated basis, subject to your continued employment with the Company until immediately prior to the consummation of such 2017 Plan Change in Control;

(ii)    such continued employment requirement for acceleration shall be waived in the event you are subject to an Involuntary Termination (as defined below) during the 60-day period prior to consummation of a 2017 Plan Change in Control during the one-year period following the Closing, meaning that, in the event you are subject to an Involuntary Termination (after giving effect to any acceleration that may otherwise occur in connection with such Involuntary Termination under Section 3(a)), to the extent any Eligible CIC Option Share is outstanding and unvested as of such Involuntary Termination, the Eligible CIC Option Share will remain outstanding for 60 days or until the occurrence of a 2017 Plan Change in Control during the one-year period following the Closing (whichever is earlier) so that any vesting acceleration benefits provided by the foregoing subclause (a)(i) upon a 2017 Plan Change in Control can be provided to such Eligible CIC Option Share if a 2017 Plan Change in Control occurs within 60 days following such Involuntary Termination (and, if a 2017 Plan Change in Control does not occur within such 60-day period, any then unvested portion of each Option automatically will be forfeited for no consideration);

(iii)    none of the Non-Eligible CIC Option Shares (as defined on Exhibit A hereto) will be eligible to vest, whether on an accelerated basis or otherwise, prior to (or, as applicable, in connection with) the first to occur of the first anniversary of the Closing and the consummation of a 2017 Plan Change in Control;

(iv)    following the first to occur of the first anniversary of the Closing or the consummation of a 2017 Plan Change in Control, the Non-Eligible CIC Option Shares shall thereafter continue to vest and become exercisable in accordance with their existing terms and Section 3(a); and

(v)    for clarity, the consummation of the Closing shall not constitute a 2017 Plan Change in Control for purposes of the Options and this Section 2(a).

b.    RSU Award. Subject to the approval of the Board of Directors (the “Board”) of the Company or Holdings, or a subcommittee of the Board, you will be granted an award of restricted stock units covering Holdings’ Class A common stock (“RSUs”). The number of RSUs subject to the award will be equal to 2,345,274. The RSUs will be granted at or following the Closing and will be subject to the terms and conditions contained in the Bird Global, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the applicable RSU award agreement in a form prescribed by Holdings, which shall be consistent in all respects with the terms herein. The RSU awards will vest with respect to 25% of the RSUs on each of the first four quarterly anniversaries of the Closing, subject to your continued employment with the Company. Notwithstanding the foregoing, (i) if a “change in control” (as defined in the 2021 Plan, a “2021 Plan Change in Control”) of Holdings occurs during the one-year period following the Closing, each RSU (to the extent then-unvested) shall fully vest on an accelerated basis, subject to your continued employment with the Company until immediately prior to the consummation of such 2021 Plan Change in Control; and (ii) such continued employment requirement for acceleration shall be waived in the event you are subject to an Involuntary Termination during the 60-day period prior to consummation of the 2021 Plan Change in Control, meaning that, to the extent any RSU is outstanding and unvested as of an Involuntary Termination (after giving effect to any acceleration that may otherwise occur in connection with such Involuntary Termination under Section 3(a)), the RSU will remain outstanding for 60 days or until the occurrence of a 2021 Plan Change in Control (whichever is earlier) so that any vesting acceleration benefits provided by the foregoing subclause (b)(i) upon a 2021 Plan Change in Control can be provided if a 2021 Plan Change in Control occurs within 60 days following such Involuntary Termination (and, if a 2021 Plan Change in Control does not occur within such 60-day period, any then unvested RSU automatically will be forfeited for no consideration). Any vested RSUs will be settled upon termination of your employment if not previously settled. For clarity, the consummation of the Closing shall not constitute a 2021 Plan Change in Control for purposes of the RSUs and this Section 2(b).

c.    You should consult with your own tax advisor concerning the tax risks associated with the changes to your Options as described in Section 2(a), as well as accepting a grant of RSUs.

3.    Certain Terminations.

a.    Severance. Notwithstanding anything to the contrary in the Offer Letter, if your employment is terminated by the Company without Cause (as defined in the Offer Letter) or by you for Good Reason (as defined below) (each an “Involuntary Termination”), then (x) the Company will pay you an amount equal to three months of your annual base salary then in effect (the “Severance”); (y) each Option, to the extent then-unvested, shall vest and (as applicable) become exercisable on an accelerated basis as of the termination date with respect to the number of shares underlying such Option that would have vested had you remained in continuous employment during the one-month period following the termination; and (z) the RSUs shall, to the extent then-unvested, vest on an accelerated basis as of the termination date with respect to the number of RSUs that would have vested had you remained in continuous employment during the one-month period following the termination date. With respect to the accelerated vesting of the Options and the RSUs set forth in this Section 3(a), the number of shares that become vested shall be calculated assuming that the vesting schedule for each award is monthly over the vesting period from the applicable grant date.

The Severance will be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the three-month period following the termination date, but will commence on the first normal payroll date following the 30th day following the termination date, and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon. Any severance payments and benefits will be conditioned upon your timely execution and non-revocation of the Company’s standard general release of all claims (“Release”), in a form prescribed by the Company. The Release will not waive or release (i) any rights or claims you may have for indemnification, and/or contribution, advancement or payment of related expenses pursuant to any written agreement with the Company or any of its affiliates, the Bylaws or other organizing documents of the Company or any of its affiliates, and/or under applicable law; (ii) any rights or claims that are not waivable as a matter of law; (iii) any rights to any vested benefits under any equity, compensation or other employee benefit plan or agreement with the Company or any of its affiliates; (iv) any rights you may have to any insurance coverage under any directors and officers liability insurance, other insurance policies of the Company or any of its affiliates, COBRA or any similar law; (v) any rights you may have as a shareholder of the Company or any of its affiliates, if applicable; and (vi) any claims arising after the date you sign the Release.

b.    Certain Definitions. For purposes of this Letter:

(i)     “Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction): (i) a material reduction in your base salary, other than a reduction up to 10% in connection with an across-the-board reduction affecting all similarly situated executives of the Company; (ii) a material diminution of your title, authority, duties or responsibilities; (iii) a relocation of your principal workplace by more than 35 miles; or (iv) a material breach by the Company or any of its affiliates of this Letter, the Offer Letter (as amended herein) or the Indemnification Agreement (as defined below). Notwithstanding the foregoing, you will not be deemed to have resigned your employment for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances you claim to constitute Good Reason within 90 days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

c.    No Other Rights. The payments and benefits described in Section 3(a) shall supersede, and shall not be in addition to, any severance payments and/or benefits described in the Offer Letter.

4.    Taxes, Withholding and Required Deductions. All forms of compensation referred to in this Letter are subject to all applicable taxes, withholding and any other deductions required by applicable law. You and the Company intend that any payments or benefits provided to you under this Letter or otherwise will comply with Section 409A of the Internal Revenue Code (the “Code”) to the extent not exempt therefrom. No amount that is deferred compensation subject to Section 409A of the Code shall be payable pursuant to this Letter unless your termination of employment constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Section 409A”). For purposes of Section 409A, your right to receive any installment payments under this Letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described above, shall be paid to you during the six-month period following your “separation from service” from the Company if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period. If either you or the Company reasonably determines that any payment or benefit under this Letter will violate Section 409A of the Code, you and the Company will negotiate in good faith to restructure the payment or benefit in a manner that is either exempt from or compliant with Section 409A of the Code. You and the Company agree to execute any and all amendments to this Letter as you and the Company agree may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A of the Code. If it is determined by you and the Company that a payment or benefit under this Letter was (or may be) made in violation of Section 409A of the Code, the Company will reasonably cooperate with any effort you undertake to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A of the Code that may be available to you.

5.    Indemnification. The Company will indemnify, defend, and hold you harmless to the fullest extent provided in the Company’s Bylaws and other organizing documents, including the Certificate of Incorporation. Effective upon the Company becoming publicly traded, the Company will enter into with you a separate, written indemnification agreement in the same form as provided to all other Company officers and directors (the “Indemnification Agreement”). In addition, the Company will maintain, at its sole expense, director and officer liability insurance covering you to the same extent as the most favorably-insured persons under such policy or policies, both during the period of your service as an officer of the Company or any of its affiliates and for so long thereafter as you may reasonably be subject to any claim with respect to your service as an officer of the Company or any of its affiliates, covering any acts or omissions in your capacity as an officer of the Company or any of its affiliates. Your rights under this paragraph are in addition to, and exclusive of, any rights you may have to indemnification, insurance coverage, or exculpation under the Company’s Bylaws or other organizing documents, any written agreement, or as otherwise provided by applicable law.

6.    No Other Modifications. Except as set forth in this Letter, all other terms and conditions of the Offer Letter and the Option Agreements shall remain unchanged and in full force and effect. Nothing contained in this Letter shall amend or modify that certain Waiver Agreement by and between you and the Company, dated June 28, 2021 (the “Waiver Agreement”). This Letter may only be amended in a writing signed by both you and an authorized representative of the Company.

7.    Miscellaneous. Nothing contained in this Letter will (i) confer upon you any right to continue in employment with the Company, Holdings or their respective subsidiaries or affiliates; (ii) constitute a contract of employment or other service; or (iii) interfere with the right of the Company to terminate your employment at any time, for any reason or no reason, with or without cause. This Letter will inure to the benefit of, be binding on and enforceable by you, the Company and our respective heirs, representatives, agents, successors and assigns. This Letter will inure to the benefit of and be binding upon the Company’s successors and assigns. This Letter, together with the Offer Letter, Option Agreements (each as revised hereunder), the Indemnification Agreement, and the Waiver Agreement, sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, with respect to the subject matter hereof. In the event of any conflict between any of the terms in this Letter and the terms of any other agreement between you and the Company, the terms of this Letter will be controlling. This Letter will be governed by and interpreted in accordance with the laws of the State of Washington, without regard to the conflict of law rules thereof. This Letter may be executed in counterparts and by .pdf, facsimile or other electronic means and, when so executed, will have the same force and effect as an original, and constitute a binding agreement on each of the parties.

[Signature Page Follows]

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter by signing and dating this Letter in the space provided below and returning the signed Letter to Brooke Tandy.

Very truly yours,

BIRD RIDES, INC.

	By:	/s/ Travis VanderZanden
	Name:	Travis VanderZanden
	Title:	Chief Executive Officer

Acknowledged and Agreed:

/s/ Yibo Ling	Dated: December 23, 2021
Yibo Ling

[Signature Page to CFO Compensation Letter Agreement]

Exhibit A

Option Awards

Grant Date	Number of Shares Subject to Option as of the Grant Date (1)	Eligible CIC Option Shares (2)		Non-Eligible CIC Option Shares (3)
		(pre-conversion)	(post-conversion)	(pre-conversion)	(post-conversion)
10/5/2018	1,085,500	271,375	238,695	—	—
3/31/2019	100,000	25,000	21,989	10,417	9,162
3/19/2020	1,500,000	375,000	329,841	468,750	412,301

TOTAL	—	671,375	590,526	479,167	421,464

(1)	Reflects, as of the applicable date of grant, the number of shares of Company common stock subject to each Option (i.e., prior to conversion to Holdings’ Class A common stock).
(2)

Reflects, as of the date of Closing, the number of unvested shares of Company common stock subject to each Option (i.e., prior to conversion to Holdings’ common stock) that, in accordance with their terms, are scheduled to vest and (as applicable) become exercisable during the one-year period following the Closing (the “Eligible CIC Option Shares”).

(3)

Reflects, as of the date of Closing, the number of unvested shares of Company common stock subject to each Option (i.e., prior to conversion to Holdings’ Class A common stock) that, in accordance with their terms, are scheduled to vest and become exercisable after the one-year period following the Closing and therefore are not Eligible CIC Option Shares (the “Non-Eligible CIC Option Shares”).